Exhibit 5.1

July 16, 2009

WindTamer Corporation
6053 Ely Avenue
Livonia, New York  14487

Re:    Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel to WindTamer Corporation, a New York corporation (the “Company”) and have examined the Company’s registration statement on Form S-1 Amendment No. 3 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission on or about July 16, 2009 in connection with the registration for resale under the Securities Act of 1933, as amended, of an aggregate of 9,500,000 shares of common stock, $0.0001 par value per share (the “Shares”), all of which are authorized and have been issued to the selling stockholders identified in the Registration Statement (the “Selling Stockholders”). The Shares are to be offered by the Selling Stockholders for sale to the public as described in the Registration Statement. As your legal counsel in connection with this transaction, we have examined the proceedings taken in connection with the sale of the Shares.

It is our opinion that the Shares are legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Sincerely,

/s/ Woods Oviatt Gilman LLP

Woods Oviatt Gilman LLP